Exhibit 99.1

For More Information Contact:

Media: Ingram Micro Inc. Jennifer Baier (714) 382-2692 jennifer.baier@ingrammicro.com	Investors: Ingram Micro Inc. Ria Marie Carlson (714) 382-4400 ria.carlson@ingrammicro.com

Chris Kelly (714) 382-3355 chris.kelly@ingrammicro.com	Kay Leyba (714) 382-4175 kay.leyba@ingrammicro.com

INGRAM MICRO REPORTS SECOND QUARTER 2005 RESULTS

Sales increase 20 Percent
Record sales and operating income in Europe

     SANTA ANA, Calif., July 28, 2005 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the second quarter of 2005 (ended July 2, 2005).

     Worldwide sales for the second quarter were $6.84 billion, a 20-percent increase compared to the $5.72 billion in the prior-year period.

     Second-quarter net income based on generally accepted accounting principles (GAAP) was $41.7 million, or $0.26 per diluted share, which includes: major-program and integration costs of $14.0 million (approximately $9.6 million net of tax), related to the company’s outsourcing and optimization plan in North America and the integration of the Tech Pacific acquisition, as described below; and, a benefit of $2.2 million for the favorable resolution of previously accrued income taxes related to the gains realized on the sale of securities. In the year-ago period, GAAP net income was $25.9 million or $0.16 per diluted share.

     Net income on a non-GAAP basis -- which excludes major-program costs, integration costs and the tax-reversal benefit -- was $49.1 million or $0.30 per diluted share. In the year-ago period, major-program costs and special items did not have a material impact on net income.

     “Our disciplined approach and successful diversification strategy produced excellent results,” said Gregory M. Spierkel, chief executive officer, Ingram Micro Inc. “Sales grew at a double-digit rate for the seventh consecutive quarter, while earnings per share (on a non-GAAP basis) exceeded our guidance and analysts’ estimates. Operating income (on a non-GAAP basis) hit the highest second-quarter level since 1999. We made considerable progress towards achieving our goals, but will not rest on our laurels. We remain committed to continuous improvement, innovation and differentiation to deliver ever-increasing value to our business partners and shareholders.”

Additional Second-Quarter Highlights

For more detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

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Regional Sales

o	North American sales were $2.92 billion (43 percent of total revenues), an increase of 4 percent versus a year ago.
o	European sales were $2.42 billion (35 percent of total revenues), a second-quarter record, and an increase of 15 percent versus a year ago, of which the stronger European currencies contributed approximately five percentage points.
o	Asia-Pacific sales were $1.20 billion (18 percent of total revenues), an increase of 115 percent versus a year ago, primarily due to the acquisition of Tech Pacific. While the acquisition continues to spur growth in the region, the company remains focused on profitability as it integrates the operations.
o	Latin American sales were $302 million (4 percent of total revenues), an increase of 23 percent versus a year ago.

Gross Margin

Gross margin was 5.37 percent, in line with first-quarter levels but eight basis points lower than the year-ago quarter due to the competitive environment in North America and economic softness in parts of Europe.

Operating Expenses

o	On a GAAP basis, total operating expenses were $296.2 million, or 4.33 percent of revenues, versus $263.6 million, or 4.61 percent of revenues, in the year-ago quarter.
o	Excluding major-program and integration costs, operating expenses were $282.3 million, or 4.13 percent of revenues.

Operating Income

Worldwide operating income on a GAAP basis was $71.3 million, or 1.04 percent of revenues, versus $47.9 million, or 0.84 percent of revenues, in the year-ago quarter. Excluding major-program and integration costs, operating income was $85.3 million, or 1.25 percent of revenues.
o	North American operating income on a GAAP basis was $28.9 million or 0.99 percent of revenues, versus $28.1 million or 1.00 percent of revenues in the year-ago quarter. Excluding major-program costs, North American operating income was $39.4 million or 1.35 percent of revenues.
o	European operating income was $28.3 million, or 1.17 percent of revenues, versus $16.3 million, or 0.77 percent of revenues, in the year-ago quarter.

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o	Asia-Pacific operating income on a GAAP basis was $10.9 million, or 0.91 percent of revenues, versus $1.3 million or 0.23 percent of revenues, in the year-ago quarter. Excluding major-program and integration costs, Asia-Pacific operating income was $14.4 million, or 1.20 percent of revenues.
o	Latin American operating income was $3.2 million, or 1.05 percent of revenues, versus $2.2 million, or 0.91 percent of revenues, in the year-ago quarter.

•	Other expenses for the quarter were $14.1 million versus $9.8 million in the year-ago period. The increase was primarily attributable to increased debt levels associated with the acquisition of Tech Pacific and higher interest rates.
•	Total depreciation was $14.1 million.
•	Capital expenditures were approximately $8.6 million.
•	The effective tax rate of 27 percent is lower than prior periods due to the favorable resolution of previously accrued income taxes related to sale of securities mentioned earlier, which had a favorable impact on the effective tax rate during the second quarter of approximately four percentage points.

Balance Sheet Highlights

•	The cash balance at the end of the quarter was $400 million, generally flat with the end of 2004 and a decrease of $296 million versus the year-ago quarter.

•	Inventory was $1.88 billion, or 27 days on hand, an improvement of one day versus the end of last year, and inventory turns were 14 versus 13 at year-end.

•	Total debt was $542 million, or 19 percent of total capitalization, versus $515 million at the end of last year.

     “Our strong results this quarter were driven primarily by excellent operational execution, enhanced by initiatives to diversify our revenue base, improve productivity and enhance profitable growth,” said William D. Humes, executive vice president and chief financial officer, Ingram Micro Inc. “Sales hit a five-year high for the second quarter and we saw significant improvement in operating margins from every region. Europe continued to excel, despite economic softness in some countries, delivering record sales and operating income. North America made good progress toward reaching its milestone target of 150-basis-point operating margins. In Asia Pacific, our integration of Tech Pacific is proceeding well and operating margins nearly quadrupled compared to a year ago, while Latin America improved operating profits by more than 40 percent.”

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Six-Month Period

     For the six months ended July 2, 2005, worldwide sales were $13.89 billion, a 16-percent increase over the $11.99 billion reported a year ago. Regional sales were $5.86 billion for North America (a 5-percent increase versus the prior-year period); $5.07 billion for Europe (an increase of 7-percent in U.S. dollars, to which the translation impact of strengthening European currencies contributed approximately four percentage points); $2.39 billion for Asia-Pacific (an increase of 101 percent versus the prior-year period); and $580 million for Latin America (an increase of 16 percent versus the prior-year period).

      Worldwide GAAP operating income for the six-month period was $147.5 million, or 1.06 percent of revenues, versus $114.5 million, or 0.95 percent of revenues, reported a year ago. For comparison purposes, six-month operating income excluding major-program costs, integration costs and special items was $171.3 million or 1.23 percent of revenues.

      Six-month net income on a GAAP basis was $84.1 million, or $0.51 per diluted share, compared to $63.4 million, or $0.40 per diluted share, a year ago. For comparison purposes, six-month net income excluding major-program costs, integration costs and special items was $98.4 million or $0.60 per diluted share.

Details on Special Items

     As indicated above, second-quarter results were affected by major-program and integration costs of $14.0 million or approximately $9.6 million net of tax. This includes: major-program costs of $10.5 million primarily related to severance actions and other transition expenses, including consulting, retention and travel, associated with the company’s previously announced North American outsourcing and optimization plan; and, integration costs of $3.5 million, primarily associated with redundant facilities, workforce reductions, relocation and other integration actions related to the acquisition of Tech Pacific, which was completed in November 2004. These additional costs were partially offset by a benefit of $2.2 million or $0.01 per share for the reversal of previously accrued income taxes related to the gains realized on the sale of securities.

Other Matters

      In addition, the company provided an update on the informal inquiry by the U.S. Securities and Exchange Commission (SEC) relating to 1998 through 2000 transactions with McAfee, Inc. (formerly Network Associates, Inc. or NAI), as well as the SEC’s formal investigation of NAI and the Department of Justice’s grand jury investigation of NAI. Ingram Micro continues to cooperate fully with the SEC and the Department of Justice in their inquiries. The company is engaged in discussions with the SEC toward a possible resolution of matters concerning these NAI-related transactions. The company cannot predict with certainty the outcome of these discussions, nor can it reasonably estimate the amount of any loss or range of loss that might

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be incurred as a result of the resolution of these matters with the SEC and the Department of Justice. Such amounts may be material to the company’s results of operations or cash flows.

Outlook for the Third Quarter

     The following statements are based on the company’s current expectations and internal forecasts. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

     According to the company’s forecast for the third quarter ending October 1, 2005, sales are expected to range from $6.8 billion to $7.0 billion. This reflects year-over-year growth of 13 to 16 percent and sequential growth ranging from approximately flat to 2 percent.

     Net income excluding special items is expected to range from $48 million to $53 million, or $0.29 to $0.32 per diluted share, based on approximately 165 million shares outstanding and a 31-percent effective tax rate. Net income and earnings guidance excludes any reorganization costs, special items or integration expenses, which the company is unable to reasonably estimate on a quarterly basis at this time, except as disclosed below.

     The guidance includes approximately 11 weeks of the AVAD business in North America. As we described earlier this month, we expect the acquisition to add approximately $0.02 and $0.05 to diluted earnings per share in fiscal 2005 and 2006, respectively, excluding integration costs not to exceed $3 million.

     As disclosed last week, the company expects to redeem all of its outstanding senior subordinated notes, with a redemption date of August 15, 2005, and terminate related interest-rate swap agreements. These actions will result in a third-quarter net charge of approximately $8 million (or approximately $6 million net of tax), which is not included in the outlook for the third quarter.

     “The third-quarter guidance is a further indication of our ongoing efforts toward growth, improvement and diversification,” said Spierkel. “It reflects double-digit sales growth versus a year ago, North American operating margins hitting the target of 150 basis points on a sustainable basis, continued best-in-class performance in Europe, and ongoing improvements in Asia-Pacific and Latin America. It incorporates approximately 11 weeks of results from the recently completed acquisition of AVAD, which positions us as the leading distributor in home automation and a powerful force in the consumer electronics market. This transaction, coupled with last year’s acquisitions of Nimax and Tech Pacific, are examples of our successful diversification strategy, allowing us to drive solid results despite softer macroeconomic and competitive environments. We will continue to pursue this strategy to mitigate risk and drive differentiation.”

Conference Call and Webcast

     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT. To listen to the conference call and view the accompanying

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presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (517) 308-9002 (other countries).

     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 (toll-free within the United States and Canada) or (402) 220-3063 (other countries).

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro's business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) integration of our acquired businesses and similar transactions involve various risks and difficulties -- our operations may be adversely impacted by an acquisition that (i) is not suited for us, (ii) is improperly executed, or (iii) substantially increases our debt; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (4) we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (5) our failure to attract new sources of profitable business from expansion of products or services or entry into new markets could negatively impact our future operating results; (6) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (7) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms, may adversely impact our results of operations or financial condition; (8) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (9) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or we may be required to pay additional tax assessments; (10) we cannot predict with certainty, outcome of the SEC and U.S. Attorney’s inquiries; (11) if there is a downturn in economic conditions for an extended period of time, it will likely have an adverse impact on our business; (12) we may experience loss of business from one or more significant customers, and an increased risk of credit loss as a result of reseller customers' businesses being negatively impacted by dramatic changes in the information technology products and services industry as well as intense competition among resellers -- increased losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all; (13) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (14) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (15) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (16) changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working capital needs; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions could negatively impact our future operating results; (18) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options may result in additional non-cash charges; (19) seasonal variations in the demand for products and services, as well as the introduction of new products, may cause variations in our quarterly results; and (20) the failure of certain shipping companies to d eliver product to us, or from us to our customers, may adversely impact our results of operations.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro's Annual Report on Form 10-K for the year ended January 1, 2005; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

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About Ingram Micro Inc.

     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

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c 2005 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

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     Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	July 2, 2005	January 1, 2005

ASSETS
Current assets:
Cash	$399,698	$398,423
Trade accounts receivable, net	2,660,496	3,037,417
Inventories	1,877,587	2,175,185
Other current assets	344,851	471,137

Total current assets	5,282,632	6,082,162

Goodwill and other non-current assets	823,593	844,575

Total assets	$6,106,225	$6,926,737

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,834,239	$3,536,880
Accrued expenses	428,533	607,684
Current maturities of long-term debt	350,243	168,649

Total current liabilities	3,613,015	4,313,213

Long-term debt, less current maturities	191,439	346,183
Other liabilities	32,717	26,531

Total liabilities	3,837,171	4,685,927

Stockholders' equity	2,269,054	2,240,810

Total liabilities and stockholders' equity	$6,106,225	$6,926,737

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended July 2, 2005

	As Reported Under GAAP	Special Items (a)	Non-GAAP Financial Measure

Net sales	$6,840,486	$-	$6,840,486
Costs of sales	6,472,944	-	6,472,944

Gross profit	367,542	-	367,542

Operating expenses:
Selling, general and administrative	289,954	(7,689)	282,265
Reorganization costs	6,286	(6,286)	-

	296,240	(13,975)	282,265

Income from operations	71,302	13,975	85,277
Interest and other	14,060	-	14,060

Income before income taxes	57,242	13,975	71,217
Provision for income taxes	15,544	6,533	22,077

Net income	$41,698	$7,442	$49,140

Diluted earnings per share:
Net income	$0.26	$0.04	$0.30

Diluted weighted average shares outstanding	162,583,150	162,583,150	162,583,150

	Thirteen Weeks Ended July 3, 2004

	As Reported Under GAAP	Special Items (b)	Non-GAAP Financial Measure

Net sales	$5,716,619	$-	$5,716,619
Costs of sales	5,405,145	-	5,405,145

Gross profit	311,474	-	311,474

Operating expenses:
Selling, general and administrative	263,519	-	263,519
Reorganization costs	71	(71)	-

	263,590	(71)	263,519

Income from operations	47,884	71	47,955
Interest and other	9,842	-	9,842

Income before income taxes	38,042	71	38,113
Provision for income taxes	12,174	22	12,196

Net income	$25,868	$49	$25,917

Diluted earnings per share:
Net income	$0.16	$0.00	$0.16

Diluted weighted average
shares outstanding	158,193,804	158,193,804	158,193,804

(a)	Special items in 2005 represent reorganization costs of $6,286 primarily related to employee termination benefits for workforce reductions in North America and Asia-Pacific and facility consolidations in Asia-Pacific; and $7,689 charged to selling, general and administrative expenses, primarily comprised of consulting and retention costs related to the Company's outsourcing and optimization plan in North America and integration costs in Asia-Pacific, primarily comprised of consulting, accelerated depreciation of fixed assets associated with facility closures, and other cost related to the acquisition of Tech Pacific. In addition, income taxes include a benefit of $2,201 for the reversal of previously accrued state income taxes related to gains on the sale of securities in 1999 and 2000.

(b)	Special items in 2004 represent reorganization costs of $71 primarily comprised of additional charges related to previous actions for higher than expected lease termination costs for facility consolidations in North America, partially offset by credit adjustments related to previous actions for lower than expected costs associated with employee termination benefits for workforce reductions in North America and Europe and lower than expected lease termination costs for facility consolidations in Europe.

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Twenty-six Weeks Ended July 2, 2005

	As Reported Under GAAP	Special Items (a)	Non-GAAP Financial Measure

Net sales	$13,892,478	$-	$13,892,478
Costs of sales	13,145,463	-	13,145,463

Gross profit	747,015	-	747,015

Operating expenses:
Selling, general and administrative	590,509	(14,828)	575,681
Reorganization costs	8,978	(8,978)	-

	599,487	(23,806)	575,681

Income from operations	147,528	23,806	171,334
Interest and other	28,763	-	28,763

Income before income taxes	118,765	23,806	142,571
Provision for income taxes	34,616	9,581	44,197

Net income	$84,149	$14,225	$98,374

Diluted earnings per share:
Net income	$0.51	$0.09	$0.60

Diluted weighted average shares outstanding	163,157,683	163,157,683	163,157,683

	Twenty-six Weeks Ended July 3, 2004

	As Reported Under GAAP	Special Items (b)	Non-GAAP Financial Measure

Net sales	$11,992,259	$-	$11,992,259
Costs of sales	11,339,331	-	11,339,331

Gross profit	652,928	-	652,928

Operating expenses:
Selling, general and administrative	538,278	-	538,278
Reorganization costs	196	(196)	-

	538,474	(196)	538,278

Income from operations	114,454	196	114,650
Interest and other	21,184	-	21,184

Income before income taxes	93,270	196	93,466
Provision for income taxes	29,847	62	29,909

Net income	$63,423	$134	$63,557

Diluted earnings per share:
Net income	$0.40	$0.00	$0.40

Diluted weighted average shares outstanding	158,500,416	158,500,416	158,500,416

(a)	Special items in 2005 represent reorganization costs of $8,978 primarily related to employee termination benefits for workforce reductions in North America and Asia-Pacific, facility consolidations in Asia-Pacific and a net adjustment related to a previous action for higher than expected lease obligation costs in North America; and $14,828 charged to selling, general and administrative expenses, primarily comprised of consulting and retention costs related to the Company's outsourcing and optimization plan in North America and integration costs in Asia-Pacific, primarily comprised of consulting, accelerated depreciation of fixed assets associated with facility closures, and other cost related to the acquisition of Tech Pacific. In addition, income taxes include a benefit of $2,201 for the reversal of previously accrued state income taxes related to gains on the sale of securities in 1999 and 2000.

(b)	Special items in 2004 represent reorganization costs of $196 primarily comprised of employee termination benefits for workforce reductions in Asia-Pacific and additional charges related to previous actions for higher than expected lease termination costs for facility consolidations in North America, partially offset by credit adjustments related to previous actions for lower than expected employee terminations benefits for workforce reductions and estimated lease exit costs in connection with closing and consolidating redundant facilities in North America and Europe.

     Ingram Micro Inc.
Supplementary Information
(Dollars in 000s)
(Unaudited)

		Thirteen Weeks Ended July 2, 2005

		Income from operations

	Net Sales	As Reported Under GAAP	Special Items (a)	Non-GAAP Financial Measure

North America	$2,917,924	$28,898	$10,515	$39,413
Europe	2,421,502	28,299	(21)	28,278
Asia-Pacific	1,199,483	10,929	3,481	14,410
Latin America	301,577	3,176	-	3,176

	$6,840,486	$71,302	$13,975	$85,277

		Thirteen Weeks Ended July 3, 2004

		Income from operations

	Net Sales	As Reported Under GAAP	Special Items (b)	Non-GAAP Financial Measure

North America	$2,803,558	$28,078	$283	$28,361
Europe	2,108,909	16,295	(212)	16,083
Asia-Pacific	558,510	1,266	-	1,266
Latin America	245,642	2,245	-	2,245

	$5,716,619	$47,884	$71	$47,955

(a)	Special items in 2005 represent reorganization costs of $6,286 ($4,869 in North America and $1,438 in Asia-Pacific, partially offset by a credit adjustment of $21 in Europe) primarily related to employee termination benefits for workforce reductions in North America and Asia-Pacific and facility consolidations in Asia-Pacific, partially offset by a credit adjustment related to a previous action for lower than expected lease obligation costs in Europe; and $7,689 charged to selling, general and administrative expenses ($5,646 in North America and $2,043 in Asia-Pacific), primarily comprised of consulting and retention costs related to the Company's outsourcing and optimization plan in North America and integration costs in Asia-Pacific, primarily comprised of consulting, accelerated depreciation of fixed assets associated with facility closures, and other cost related to the acquisition of Tech Pacific. In addition, income taxes include a benefit of $2,201 for the reversal of previously accrued state income taxes related to gains on the sale of securities in 1999 and 2000.

(b)	Special items in 2004 represent reorganization costs of $71 ($283 charge in North America, partially offset by credits of $212 in Europe) primarily represent additional charges related to previous actions for higher than expected lease termination costs for facility consolidations in North America, partially offset by credit adjustments related to previous actions for lower than expected costs associated with employee termination benefits for workforce reductions and lease termination costs for facility consolidations in Europe.

     Ingram Micro Inc.
Supplementary Information
(Dollars in 000s)
(Unaudited)

		Twenty-six Weeks Ended July 2, 2005

		Income from operations

	Net Sales	As Reported Under GAAP	Special Items (a)	Non-GAAP Financial Measure

North America	$5,857,210	$58,799	$16,284	$75,083
Europe	5,069,689	65,301	(21)	65,280
Asia-Pacific	2,385,141	17,003	7,543	24,546
Latin America	580,438	6,425	-	6,425

	$13,892,478	$147,528	$23,806	$171,334

		Twenty-six Weeks Ended July 3, 2004

		Income from operations

	Net Sales	As Reported Under GAAP	Special Items (b)	Non-GAAP Financial Measure

North America	$5,584,746	$53,358	$92	$53,450
Europe	4,721,655	55,325	(212)	55,113
Asia-Pacific	1,185,622	1,294	316	1,610
Latin America	500,236	4,477	-	4,477

	$11,992,259	$114,454	$196	$114,650

(a)	Special items in 2005 represent reorganization costs of $8,978 ($5,610 in North America and $3,389 in Asia-Pacific, partially offset by a credit adjustment of $21 in Europe) primarily related to employee termination benefits for workforce reductions in North America and Asia-Pacific, facility consolidations in Asia-Pacific and an adjustment related to a previous action for higher than expected lease obligation costs in North America, partially offset by a credit adjustment related to a previous action for lower than expected lease obligation costs in Europe; and $14,828 charged to selling, general and administrative expenses ($10,674 in North America and $4,154 in Asia-Pacific), primarily comprised of consulting and retention costs related to the Company's outsourcing and optimization plan in North America and integration costs in Asia-Pacific, primarily comprised of consulting, accelerated depreciation of fixed assets associated with facility closures, and other cost related to the acquisition of Tech Pacific. In addition, income taxes include a benefit of $2,201 for the reversal of previously accrued state income taxes related to gains on the sale of securities in 1999 and 2000.

(b)	Special items in 2004 represent reorganization costs of $196 consisted of $316 of employee termination benefits for workforce reductions in Asia-Pacific and $120 of net credit adjustment related to detailed actions taken in previous quarters. The net credit adjustment of $120 represents credit adjustments of $193 ($134 in North America and $59 in Europe) for detailed actions taken in previous quarters for lower than expected costs associated with employee termination benefits, partially offset by a net charge of $73 ($226 in North America, partially offset by a credit of $153 in Europe) for higher than expected estimated lease exit costs in connection with closing and consolidating redundant facilities.